Exhibit 99.1

Exicure Announces Appointment of Brian C. Bock as Chief Financial Officer (CFO)
CHICAGO, IL and CAMBRIDGE, MA — May 13, 2021 — Exicure, Inc.® (NASDAQ: XCUR), a pioneer in gene regulatory and immunotherapeutic drugs utilizing spherical nucleic acid (SNA™) technology, today announced the appointment of Brian C. Bock as the Company’s Chief Financial Officer (CFO) effective immediately.
"Exicure’s proprietary SNA platform technology holds great potential for treating unmet neurological and rare diseases. I am pleased to be joining such a talented and dedicated team,” said Mr. Bock, CFO of Exicure. “I look forward to providing my finance expertise and supporting the Company’s goals and upcoming milestones.”

Mr. Bock brings over 20 years of life science investment banking, mergers and acquisitions and partnering experience to the Company. Previously, he served as Managing Director, Healthcare Investment Banking at Lincoln International, leading the firm’s investment banking advisory engagements with early-stage life science companies. Mr. Bock has an extensive history of working in partnership with early to late-stage healthcare clients, public institutional investors, and venture capital and private equity firms. Prior to his time at Lincoln International, Mr. Bock served as Managing Director, Healthcare Investment Banking at JMP Securities and was a member of the Healthcare Investment Banking team at RBC Capital Markets. Mr. Bock earned his B.S. in Finance from Northern Arizona University.

“Brian’s expertise will be an important addition to Exicure as we work to grow the Company’s business strategy and valuation, and I am delighted to have him join our executive team,” said Dr. David Giljohann, Chief Executive Officer of Exicure.

Inducement Award

The Company also announced the grant of an inducement award to Mr. Bock. In connection with his appointment, the Compensation Committee of the Company’s Board of Directors approved a stock option grant to Mr. Bock as an inducement material to Mr. Bock entering into employment with the Company, in accordance with Nasdaq Listing Rule 5635(c)(4). The option provides for the purchase of up to 600,000 shares of the Company’s common stock, at an exercise price of $1.54 per share, the closing price per share of the Company’s common stock on the date of grant. The grant vests over four years, with 25% of the shares subject to the option vesting on the first anniversary of Mr. Bock’s employment start date, and the remainder vesting in a series of thirty-six successive equal monthly installments over the following three years, subject to Mr. Bock’s continued service to the Company through such applicable vesting dates. The option has a ten-year term and is subject to the terms and conditions of the stock option agreement pursuant to which the option is granted.

Exhibit 99.1
About Exicure, Inc.

Exicure, Inc. is a clinical-stage biotechnology company developing therapeutics for neurology, immuno-oncology, inflammatory diseases and other genetic disorders based on its proprietary Spherical Nucleic Acid, or SNA technology. Exicure believes that its proprietary SNA architecture has distinct chemical and biological properties that may provide advantages over other nucleic acid therapeutics and may have therapeutic potential to target diseases not typically addressed with other nucleic acid therapeutics. Exicure is in preclinical development of XCUR-FXN a lipid-nanoparticle SNA–based therapeutic candidate, for the intrathecal treatment of Friedreich’s ataxia (FA). Exicure's therapeutic candidate cavrotolimod (AST-008) is in a Phase 1b/2 clinical trial in patients with advanced solid tumors. Exicure is based in Chicago, IL and in Cambridge, MA.

Contact:
Rebecca Peterson
617.678.5711
Rpeterson@exicuretx.com

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